Exhibit 21

SUBSIDIARIES OF SHOE CARNIVAL, INC.

Subsidiary	State of Incorporation/Organization	Percentage of Ownership

SCHC, Inc.	Delaware	100%
SCLC, Inc.	Delaware	100% Owned by SCHC, Inc.
Shoe Carnival Ventures, LLC	Indiana	100%